Exhibit 23.3
RP® FINANCIAL, LC.
Financial Services Industry Consultants
June 26, 2007
Board of Directors
Atlantic Coast Federal MHC
Atlantic Coast Federal Corporation
Atlantic Coast Bank
505 Haines Avenue
Waycross, Georgia 31501
Members of the Boards:
     We hereby consent to the use of our firm’s name in the Form AC Application for Conversion, and in the Form S-1 Registration Statement for Atlantic Coast Federal Corporation, in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of Atlantic Coast Federal Corporation

Sincerely,

RP FINANCIAL, LC.

RP FINANCIAL, LC.

Washington Headquarters Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209 E-Mail: mail@rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594